Vedder Price
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David J. Baum
Shareholder
+1 (202) 312 3375
DBaum@vedder.com

[____________________], 2026

Northern Lights Fund Trust II, on behalf of Sequoia ETF c/o Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246
Sequoia Fund, Inc. 45 Rockefeller Plaza, 34th Floor New York, NY 10111

Re:	Reorganization of Sequoia Fund, Inc into Northern Lights Fund Trust II

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganization (the “Reorganization”) of Sequoia Fund, Inc., a Maryland corporation (the “Target Fund”), and Sequoia ETF (the “Acquiring Fund”), a series of Northern Lights Fund Trust II, a Delaware statutory trust (the “Acquiring Trust”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and, collectively, as the “Funds.”

The Reorganization contemplates the transfer of substantially all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, with no par value, of the Acquiring Fund (“Acquiring Fund Shares”) plus cash in lieu of fractional Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of the Reorganization, the Target Fund will immediately thereafter distribute pro rata to (a) the shareholders of the Target Fund who hold their Target Fund shares in a brokerage account that can accept exchange-traded fund (“ETF”) shares, and, to the extent practicable, shareholders of the Target Fund who hold their Target Fund shares in a brokerage account that cannot accept ETF shares (“Non-Accommodating Retirement Account Shareholders”), or fund direct individual retirement account (“Direct IRA Shareholders”), to a transfer agent that can hold such shares for the benefit of Non-Accommodating Retirement Account Shareholders or Direct IRA Shareholders (“Accommodating TA”), the Acquiring Fund Shares plus cash in lieu of fractional Acquiring Fund Shares so received, or (b), if there is no Accommodating TA, cash to Non-Accommodating Retirement Account Shareholders and Direct IRA Shareholders; in complete liquidation of the Target Fund, and the Target Fund promptly thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of [__________________[, 2026, entered into by the Target Fund, the Acquiring Trust, on behalf of the Acquiring Fund, and for purposes of Section 9.1 thereof only, the investment adviser to the Acquiring Fund and the Target Fund (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Fund, and the Acquiring Trust, on behalf of itself and the Acquiring Fund, in letters dated [_________________, 2026] (collectively, the “Representation

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Sequoia ETF
Sequoia Fund, Inc.
[________________], 2026

Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.            The Reorganization will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the Reorganization.

2.            No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the Target Fund’s assets solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

3.            No gain or loss will be recognized by the Target Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the complete liquidation of the Target Fund by the distribution (whether actual or constructive) of all such Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares pursuant to the Reorganization (other than as to Non-Accommodating Retirement Account Shareholders and Direct IRA Shareholders if there is no Accommodating TA). (Sections 361(a) and (c) and 357(a) of the Code).

4.            No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund for Acquiring Fund Shares plus cash in lieu of fractional Acquiring Fund Shares, except (i) to the extent the Target Fund Shareholders receive cash in lieu of a fractional Acquiring Fund Share and (ii) Non-Accommodating Retirement Account Shareholders and Direct IRA Shareholders if there is no Accommodating TA. (Section 354(a) of the Code).

Sequoia ETF
Sequoia Fund, Inc.
[________________], 2026

5.            The aggregate basis of the Acquiring Fund Shares, including any fractional shares, received by each Target Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder (reduced by the amount of any basis allocable to a fractional Acquiring Fund Share for which cash is received). (Section 358(a)(1) of the Code).

6.            The holding period of the Acquiring Fund Shares, including any fractional shares, received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.            The basis of the assets of the Target Fund received by the Acquiring Fund in the Reorganization will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time of the Reorganization. (Section 362(b) of the Code).

8.            The holding period of the assets of the Target Fund received by the Acquiring Fund in the Reorganization will include the period during which such assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset). (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to (1) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation contracts described in section 1256(b) of the Code or any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (2) the effect of the Reorganization on a Non-Accommodating Retirement Account Shareholder or Direct IRA Shareholder of the Target Fund if there is no Accommodating TA, (3) the effect of the Reorganization on any direct or indirect shareholder of the Target Fund under the alternative minimum tax imposed under Section 55 of the Code or (4) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Target Fund is registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. The Target Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Target Fund are treated as equity for U.S. federal income tax purposes. The Acquiring Fund is a separate series of the Acquiring Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the

Sequoia ETF
Sequoia Fund, Inc.
[________________], 2026

Code. The Acquiring Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the Acquiring Fund Shares issued in the Reorganization will be treated as equity for U.S. federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Target Fund in exchange for Acquiring Fund Shares plus cash in lieu of fractional Acquiring Fund Share and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Immediately thereafter, the Target Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares plus cash in lieu of fractional Acquiring Fund Share so received (provided that, if there is no Accommodating TA, the Target Fund will distribute cash to Non-Accommodating Retirement Account Shareholders and Direct IRA Shareholders) in complete liquidation of the Target Fund, and promptly thereafter, the Target Fund will be terminated under applicable state law. The assets of the Target Fund to be acquired by the Acquiring Fund will consist of substantially all its assets, including, without limitation, all cash, securities, commodities, interests in futures, dividends and interest receivables and any deferred or prepaid expenses shown as an asset on the books of the Target Fund as of the Closing. In the Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

Following the Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have a similar investment objective and similar investment strategies, policies, risks and restrictions as the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. At least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Trustees of the Acquiring Trust approved the Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund (collectively, the “34% Test”). The Target Fund did not and will not alter its portfolio in connection with the Reorganization to meet the 34% Test. Neither Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit the Target Fund to meet the 34% Test or in connection with the Reorganization. The Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganization.

In approving the Reorganization, the Board of Trustees of the Acquiring Trust and the Board of Directors of the Target Fund (collectively, the “Boards”) determined that the Plan and the transactions contemplated thereunder are in the best interests of the respective Funds and that the interests of the shareholders of the respective Funds will not be diluted as a result of the Reorganization. In making such determination, the Boards considered a number of factors as set forth under the heading [_____________________] in the Combined Prospectus/Proxy Statement related thereto dated [_______________, 2026] (the “Prospectus/Proxy Statement”) relating to the Registration Statement (as defined below).

Sequoia ETF
Sequoia Fund, Inc.
[________________], 2026

Conclusion

Based on the foregoing, it is our opinion that the transfer of substantially all the assets of the Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund followed by the complete liquidation of the Target Fund immediately thereafter and the termination of the Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares (other than on account of cash in lieu of fractional Acquiring Fund Share and other than Non-Accommodating Retirement Account Shareholders and Direct IRA Shareholders if there is no Accommodating TA), and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Treasury Regulations promulgated thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. ____________________) relating to the Reorganization filed by the Acquiring Trust with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Prospectus/Proxy Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category

Sequoia ETF
Sequoia Fund, Inc.
[________________], 2026

of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, VEDDER PRICE P.C.